SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 16, 2010
Date of Report (Date of earliest event reported)

Discovery Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976
(Address of principal executive offices)

(215) 488-9300
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On February 16, 2010, Discovery Laboratories, Inc. (the “Company”) issued a press release announcing that, in response to written guidance recently received from the U.S. Food and Drug Administration (FDA), it will now focus on a plan that entails solely performing additional preclinical work, instead of conducting a limited clinical trial, to potentially gain FDA marketing approval for Surfaxin® (lucinactant) for the prevention of Respiratory Distress Syndrome (RDS) in premature infants.  Based on prior guidance received from the FDA, the Company expected that a limited, pharmacodynamic-based (PD) clinical trial in preterm infants would be required to address the sole remaining Chemistry, Manufacturing & Control (CMC) issue regarding the final validation of a fetal rabbit Biological Activity Test (BAT, an important quality control release and stability test) necessary for Surfaxin approval.  The recently-received guidance from the FDA advises that, since an acceptable and well-established animal model (preterm lamb) of RDS already exists, which could be used as an acceptable alternative to a clinical trial in human preterm infants, a PD clinical trial approach is not appropriate.

In September 2009, the Company discussed in detail with the FDA a proposed process to optimize the precision of the BAT method and its subsequent validation.  Following the FDA’s supportive assessment of the proposed optimization process, the Company initiated BAT optimization activities and a related revalidation program, which is well underway and presently meeting all pre-specified acceptance criteria.  Upon successful conclusion of BAT optimization and revalidation, the Company plans to conduct a series of prospectively-designed, side-by-side preclinical studies employing the optimized BAT and the well-established preterm lamb model of RDS.

The comprehensive preclinical program will employ several different Surfaxin batches to assess the short-term physiologic responses to Surfaxin (via measurement of respiratory compliance) after administration in both the preterm lamb model and the optimized BAT at various time points.  The resulting data will be examined to evaluate the relative changes, over time, in biological activity upon Surfaxin administration to determine the degree of comparability  between the optimized BAT and the preterm lamb model.  The Company plans to seek FDA advice regarding important aspects of the preclinical program, including study design and appropriate success criteria and believes that continued interactions with the FDA are an important element in assuring the adequacy of the preclinical program.

The comprehensive preclinical program will utilize the Company’s extensive experience with both the BAT and the well-established preterm lamb model and take into account (i) the FDA’s recent supportive assessment of the Company’s proposed BAT optimization and revalidation, (ii) the encouraging progress of the ongoing BAT optimization and revalidation, (iii) the FDA’s recognition of the utility of the well-established preterm lamb RDS model as an acceptable animal model for human preterm RDS, and (iv) the Company’s comprehensive experience and existing relationships with well-recognized academic centers of excellence who routinely employ the preterm lamb model and have demonstrated expertise in measuring respiratory compliance in this model.

The information in this Form 8-K includes certain “forward-looking” statements relating, among other things, to the Company’s understanding of the remaining questions identified in the April 2009 Complete Response Letter for Surfaxin that must be addressed to gain FDA approval of Surfaxin and the outcomes of the June 2, 2009 end-of-review meeting, the September 29, 2009 teleconference held with the FDA, and the recently-received written guidance from the FDA.  Although the Company currently believes that it may still succeed in gaining approval of its NDA for Surfaxin for the prevention of RDS in premature infants, these activities and the ultimate outcomes remain subject to a variety of risks and uncertainties that could cause actual results to be materially different.  These risks and uncertainties include, but are not limited to, risks that (i)  the FDA may not approve Surfaxin or may subject the marketing of Surfaxin to onerous requirements that significantly impair marketing activities; and (ii) the Company may identify unforeseen problems that have not yet been discovered or the FDA could in the future impose additional requirements to gain approval of Surfaxin.  Although the Company is encouraged that its revalidation processes are well underway and presently meeting all pre-specified acceptance criteria, even if the Company’s efforts to optimize and revalidate the BAT are successful, it may not succeed with its planned side-by-side studies or, even if it does succeed with the side-by-side studies, the FDA may not accept the results or may interpret the data in a different manner such that, ultimately, the FDA may not approve Surfaxin for RDS in premature infants. Any failure to secure FDA approval or further delay associated with the FDA’s review process could potentially delay or prevent the approval of the Company’s other products and would have a material adverse effect on the Company’s business.

The press release is attached as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release dated February 16, 2010

Cautionary Note Regarding Forward-looking Statements:

To the extent that statements in this Current Report on Form 8-K are not strictly historical, including statements as to business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company’s product development or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this Current Report are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Such risks and others are further described in the Company's filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Laboratories, Inc.

By:	/s/ W. Thomas Amick
Name:	W. Thomas Amick
Title:	Chairman of the Board and Interim
Chief Executive Officer

Date:  February 16, 2010